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                                                                    Exhibit 99.1

NARA BANCORP AND NARA BANK ANNOUNCES NEW PRESIDENT/CEO

LOS ANGELES, Sept. 3 -- NARA BANCORP, INC. (Nasdaq: NARA - News) and its subsidiary Nara Bank, N.A. today announced that Mr. Seong-Hoon Hong, formerly Chief Executive Officer of Asiana Bank and a financial services veteran, has assumed the position of President & Chief Executive Officer of Nara Bancorp and Nara Bank replacing the retiring President and Chief Executive Officer, Benjamin Hong, as of September 2, 2003. S.H. Hong will also serve as a director of Nara Bancorp and Nara Bank. S.H. Hong leaves his post as President & CEO of Asiana Bank, which was merged into Nara Bank in a transaction that closed on August 25, 2003.

Dr. Thomas Chung, Chairman of Nara Bancorp said, "Seong-Hoon Hong has extensive experience and knowledge in commercial banking garnered from his impressive career with major U.S. banks and Korean-American commercial banks. I am confident that he will add tremendous strength to Nara's executive team."

S.H. Hong served as President & CEO of Asiana Bank, headquartered in Sunnyvale, California, from 2002 to 2003. Prior to joining Asiana Bank, S.H. Hong served three years at First Intercontinental Bank as President & CEO. S.H. Hong's distinguished career includes various positions at major financial institutions. He began his banking career at Norwest Bank (now Wells Fargo Bank) in Minneapolis/St. Paul, Minnesota in 1976. In 1978, he joined Continental Bank of Chicago and served as Vice President/International Banking Management and was stationed in Chicago, New York and Seoul, Korea until 1989. He then joined Union Bank of California's East Coast Regional Center as Vice President/Senior Manager, and later served as General Manager of its Seoul, Korea branch. During his tenure at Union Bank of California, S.H. Hong managed a credit portfolio of $1.2 billion. S.H. Hong graduated from University of Wisconsin with both a bachelor's degree in 1974 and a master's degree in business administration in 1975.

Benjamin Hong is retiring from his executive duties with Nara Bancorp and Nara Bank, but will continue to serve as director of Nara Bancorp and Chairman of the Board of Nara Bank focusing on corporate strategy and growth. The members of the Board of Directors of Nara Bank have expressed their gratitude and appreciation to Benjamin Hong for his strong leadership and enormous effort and contribution during his nine-year tenure.

"During my tenure as President and CEO, the company has experienced unprecedented financial growth rewarding all those who continued to believe in us. It has also been very satisfying to meet, and often exceed, our customers' financial needs and to watch the community we serve prosper," said Benjamin Hong. "I feel confident passing the torch to S.H. Hong. S.H. Hong is a very talented professional who brings vision, proven leadership and first-hand experience to his responsibilities -- qualities that will serve him well as the new President and Chief Executive Officer of Nara Bancorp and Nara Bank. As the new Chairman of Nara Bank, I look forward to working closely with members of the Bank's board and executive team to provide strategic guidance and leadership."


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About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, N.A. which was founded in 1989. Nara Bank is a full service commercial bank headquartered in Los Angeles with eighteen branches and offices nationwide. Nara Bank operates full service branches in California and New York with loan production offices in Washington, Illinois, Georgia, New Jersey and Virginia and a representative office in Seoul, Korea. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest growing segments of the Asian ethnic group over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its community. Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank call our Los Angeles office at 213-639-1700 or New York office at 212-279-2790 or visit our website at www.narabank.com . Nara Bancorp, Inc.
stock is listed on Nasdaq under the symbol "NARA."

Forward-Looking Statements

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting Nara Bancorp's operations, markets, products, services, and pricing. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp's financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2003 and Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

For further information, please contact: S.H. Hong, President and Chief Executive Officer, +1-213-639-1700, or Timothy T. Chang, Chief Financial Officer, +1-213-637-2596, timchang@narabank.com, or J. Han Park, Public Relations, +1-213-427-6322, hpark@narabank.com, all of Nara Bancorp, Inc. and Nara Bank, N.A.

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